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                                                                     EXHIBIT 3.5
                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT
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     Amendment No. 2, dated as of November 26, 1997 ("Amendment No. 2"), to the
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Rights Agreement, dated as of June 9, 1995, and as amended by Amendment No. 1, dated as of February 12, 1996 ("Agreement"), between BWAY Corporation, a
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Delaware corporation f/k/a Brockway Standard Holdings Corporation (the
"Company"), and Harris Trust and Savings Bank, an Illinois banking corporation
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(the "Rights Agent").  Capitalized terms not otherwise defined herein have the
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meaning given to such terms in the Agreement.

                                    RECITAL
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     Pursuant to its authority under Section 26(a) of the Agreement, the Board of Directors of the Company has authorized and approved an amendment to the Agreement to decrease the amount of Common Stock GEO Capital Corporation, a Delaware corporation, may beneficially own without becoming an Acquiring Person and to increase the ceiling for Current Holders.

                                   AMENDMENT
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     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

     Section 1.

     A.   Exempt Person.  Section 1(q) of the Agreement is amended and restated
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as follows:

     (q)  "Exempt Person" means (i) the Company, (ii) any Subsidiary of the
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Company, (iii) any Current Holder, so long as such Current Holder does not become the Beneficial Owner of 40% or more of the Common Stock then outstanding,
(iv) any Person that acquires Common Stock pursuant to an event described in clause (ii) of the definition of Exempt Event, (v) any employee benefit plan of the Company or of any Subsidiary of the Company, or (vi) any Person holding Common Stock for any such employee benefit plan or for employees of the Company or of any Subsidiary of the Company pursuant to the terms of any such employee benefit plan.
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     B.   Purchase Price.  Section 1(v) of the Agreement is amended and restated
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as follows:

     (v)  "Purchase Price" with respect to each Right is, prior to the
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occurrence of a Triggering Event $60, per one one-thousandth of a share of
Preferred Stock and shall, after the occurrence of a Triggering Event, be subject to adjustment from time to time as provided in Sections 11 and 13, and shall be payable in lawful money of the United States of America in cash or by certified check or bank drafted payable to the order of the Company.

     C.   Adjustments to Purchase Price, Number of Shares or Number of Rights.
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Section 11(a)(ii) of the Agreement is amended and restated as follows:

     (ii) Upon the first occurrence of a Triggering Event, proper provision shall be made so that each holder of a Right, except as otherwise provided in this Agreement, shall thereafter have the right to receive, and the Company shall issue, upon exercise thereof at a price equal to the then-current Purchase Price required to be paid in order to exercise a Right in accordance with terms of this Agreement, multiplied by the number of one-thousandths of a share of Preferred Stock or other securities for which a Right was then exercisable (without giving the effect to such Triggering Event), in lieu of the number of one one-thousandths of a share of Preferred Stock or other securities receivable upon exercise of a Right prior to the occurrence of the Triggering Event, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then-current Purchase Price by the number of one-thousandths of a share of Preferred Stock or other securities for which a Right was then exercisable (without giving effect to such Triggering Event) and
(y) dividing that product by 50% of the Current Market Price per share of Common Stock on the date of the occurrence of the Triggering Event (such number of shares being referred to as the "Adjustment Shares"); provided, however, that if
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the transaction or event that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 of this Agreement, then only the provisions of Section 13 of this Agreement shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).

     D.   Section 11(m) shall be amended and restated as follows:

     (m) The Company covenants and agrees that from and after the occurrence of a Triggering Event, it shall not (i) consolidate with, (ii) merge with or into, or (iii) directly or indirectly sell, lease, or otherwise transfer or dispose of (in one transaction or series of related transactions) assets or earning power aggregating more than 50% of the
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assets or earning power of the Company and its Subsidiaries taken as a whole, to any other Person if (A) at the time of or immediately after such consolidation, merger, sale, lease, transfer or disposition there are any rights, warrants, securities or other instruments outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights, (B) prior to, simultaneously with or immediately after such consolidation, merger, sale, lease, transfer or disposition the stockholders (or equity holders) of the Person who constitutes, or would constitute, the Principal Party in such transaction shall have received a distribution of Rights previously owned by such Person or any of its Affiliates of Associates or (C) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights. The Company shall not consummate any such consolidation, merger, sale, lease, transfer or disposition unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this Section 11(m).

     E.   Section 11(o) shall be amended and restated as follows:

     (o) Anything in this Agreement to the contrary notwithstanding, if the Company shall at any time prior to the Distribution Date (i) pay a dividend or distribution on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, and the number of one one-thousandths of a share of Preferred Stock issuable in respect of, the Rights, shall be proportionately adjusted, so that the following such event one Right (with the number of one one-thousandths of a share proportionately adjusted thereunder) shall thereafter be associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date. For example, if the Company effects a two-for-one stock split at a time when each Right (if it becomes exercisable) would entitle the holder to purchase one one-thousandth of a share of Preferred Stock for a Purchase Price of $"Z", then following such stock split each previous Right would be split into two current Rights and thereafter each current Right, upon becoming exercisable, would (subject to further adjustment) entitle the holder to purchase one two-thousandth of a share of Preferred Stock at a Purchase Price of $"Z".

     Section 2.  Legend.  Effective as of August 19, 1997, the legend to be
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impressed, printed or written on, or otherwise affixed to the Common Stock pursuant to Section 3(b) of the Agreement shall be in substantially in the following form:
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          This certificate also evidence and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between BWAY Corporation and Harris Trust and Savings Bank, as Rights Agent,
          dated as of June 9, 1995, as amended February 12, 1996 and November
          26, 1997 (the "Rights Agreement"), the terms of which are hereby
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          incorporated herein by reference and a copy of which is on file at the principal executive offices of BWAY Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. BWAY Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights that were, are or become beneficially owned by Acquiring
          Persons or their Associates or Affiliates (as such terms are defined in the Rights Agreement) may become null and void and the holder of any such Rights (including any subsequent holder) shall not have any right to exercise such Rights.

     Section 3.  Governing Law.  This Amendment No. 2, the Agreement and each
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Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of such state applicable to contract to be made and performed entirely within such State.

     Section 4.  Counterparts.  This Amendment No. 2 may be executed in
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counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both such counterparts shall together constitute but one and the same instrument.

     Section 5.  Descriptive Headings.  Descriptive headings of the several
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Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment No. 2.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                          BWAY CORPORATION

                                          By:
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                                          Title:
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                                          HARRIS TRUST AND SAVINGS BANK

                                          By:
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                                          Title:
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